Exhibit 99.1

Contact:

Joseph D. Frehe

Chief Financial Officer

Alloy, Inc.

(212) 329 - 8347

For immediate release:

ALLOY REPORTS FIRST QUARTER FISCAL 2010 RESULTS

•	Revenue of $49.4 million, a 15% increase over the prior year quarter – Media and Placement segments report substantial quarter over quarter growth

•	Adjusted EBITDA of $1.4 million, a 100% increase over the prior year quarter – Media and Placement segments report substantial quarter over quarter growth

•	Q1 2010 Conference Call scheduled for June, 18, 2010 at 9AM EST - Canceled

New York, NY – June 17, 2010 —Alloy, Inc. (the “Company”) (NASDAQ: “ALOY”), one of the country’s largest providers of media and marketing programs reaching targeted consumer segments, today reported financial results for its first fiscal quarter ended April 30, 2010.

Revenue in the first quarter of the fiscal year ending January 31, 2011 (“fiscal 2010”) increased $6.4 million, or 15%, to $49.4 million, from $43.0 million in the first quarter of the fiscal year ended January 31, 2010 (“fiscal 2009”).

Adjusted EBITDA, defined by the Company as operating loss plus depreciation and amortization, and non-cash stock-based compensation, in the first quarter of fiscal 2010 increased $1.4 million, to $1.4 million, from $0.0 million in the first quarter of fiscal 2009. The increase was primarily due to increased Adjusted EBITDA in the Company’s Media, Corporate and Placement segments, resulting from higher revenue and lower benefit costs. These increases were partially offset by decreased Adjusted EBITDA in the Company’s Promotion segment, primarily due to decreased revenue.

Commenting on Alloy’s performance and outlook, Matt Diamond, the Company’s Chairman and Chief Executive Officer, stated, “We were pleased with the results of the Media and Placement segments, as the Digital, Display Board, and Newspaper businesses reported increased revenue over the prior year quarter and we expect this trend to continue into the second quarter.”

Free cash flow, defined by the Company as net cash used in or provided by operating activities, plus changes in operating assets and liabilities, minus capital expenditures, in the first quarter of fiscal 2010 was $0.6 million, or $0.05 per basic share, as compared to $(1.0) million, or $(0.08) per basic share, in the first quarter of fiscal 2009. The increase in free cash flow was primarily due to the decrease in net loss and lower capital expenditures, partially offset by lower accounts receivable collections.

Operating loss for the first quarter of fiscal 2010 decreased $0.7 million, to $1.8 million, from an operating loss of $2.5 million for the first quarter of fiscal 2009, primarily due to higher Adjusted EBITDA, partially offset by higher stock based compensation and increased depreciation and amortization.

Interest income, net of interest expense, was not significant for either of the quarters presented.

Income tax expense for the first quarter of fiscal 2010 increased $0.1 million, to $0.3 million, from $0.2 million in the first quarter of fiscal 2009. The increase in income tax expense was primarily related to book and tax differences resulting from the amortization of goodwill for tax purposes.

Net loss decreased $0.6 million, to $2.1 million, or $0.18 per basic share, in the first quarter of fiscal 2010, from a net loss of $2.7 million, or $0.22 net loss per basic share, for the first quarter of fiscal 2009.

Sale of FrontLine Marketing

On June 7, 2010, the Company sold the operating assets of its FrontLine Marketing division, for a purchase price of approximately $36.0 million, resulting in net proceeds to the Company of approximately $32.9 million, excluding estimated tax. The purchase price is subject to adjustment based upon the final determination of the Company’s working capital as of the transaction close date. The Company purchased FrontLine in April 2007 for a total purchase price of approximately $13.2 million. As a result of the sale, the Company expects all future and historical results of FrontLine to be reported as discontinued operations in its financial statements beginning in the second quarter of fiscal 2010.

In the first quarter of fiscal 2010, FrontLine contributed revenue and Adjusted EBITDA of $6.7 million and $2.1 million respectively, and in the first quarter of fiscal 2009 FrontLine contributed revenue and Adjusted EBITDA of $4.8 million and $1.2 million respectively.

Stock Repurchase Program

The Company did not repurchase any stock during the first quarter of fiscal 2010. As of market close on June 16, 2010, the Company had approximately $3.0 million remaining authorized for repurchases. The Company will continue to monitor market conditions and may repurchase shares from time to time in the open market at prevailing market prices as well as entertain offers received from third parties to effect privately negotiated repurchase transactions.

Second Quarter Fiscal 2010 Outlook

For the second quarter of fiscal 2010, revenue is projected to be in the range of $47.0 to $49.0 million and Adjusted EBITDA is projected to be in the range of $1.0 to $3.0 million for continuing operations. As the year progresses, the Company may provide additional information and guidance.

Conference Call Cancelation

The Company is canceling its conference call scheduled for Friday, June 18, 2010 at 9AM EST and expects to issue its earnings release for its second fiscal quarter ending July 31, 2010 on or about September 7, 2010.

Consolidated and Segment Results

The tables below present the Company’s revenue, Adjusted EBITDA and operating income (loss) for the three-month periods ended April 30, 2010 and 2009, respectively:

	Three Months Ended April 30,		Change
	2010	2009	$	%
(In thousands)
Revenue
Promotion	$14,537	$15,066	(529)	(4)%
Media	22,664	18,462	4,202	23
Placement	12,162	9,450	2,712	29

Total Revenue	$49,363	$42,978	6,385	15%

Adjusted EBITDA
Promotion	$(839)	$131	(970)	NM %
Media	4,413	2,415	1,998	83
Placement	458	278	180	65
Corporate	(2,585)	(2,851)	266	9

Total Adjusted EBITDA	$1,447	$(27)	1,474	NM %

Operating Income (Loss)
Promotion	$(1,336)	$(200)	(1,136)	NM %
Media	2,735	869	1,866	NM
Placement	386	233	153	66
Corporate	(3,614)	(3,471)	(143)	(4)

Total Operating Loss	$(1,829)	$(2,569)	740	29%

NM —Not meaningful

Note: FrontLine will be reported as a discontinued operation beginning in the second quarter of fiscal 2010. Additionally, the numbers in the discussion paragraphs below may differ due to rounding.

Promotion segment revenue for the three months ended April 30, 2010 was $14.5 million, a decrease of $0.6 million, or 4%, from revenue of $15.1 million for the three months ended April 30, 2009. Revenue decreased in the Company’s AMP Agency business, as some programs have shifted to later in the year. Adjusted EBITDA was $(0.8) million, a decrease of $0.9 million, from $0.1 million, primarily due to lower revenue. Operating loss was $(1.3) million, an increase of $1.1 million, from $(0.2) million, primarily due to lower Adjusted EBITDA.

Media segment revenue for the three months ended April 30, 2010 was $22.7 million, an increase of $4.2 million, or 23%, from revenue of $18.5 million for the three months ended April 30, 2009. Revenue increased in the Company’s Display Board, Digital and Alloy Education businesses, partially offset by a decrease in the Company’s Channel One business. Adjusted EBITDA was $4.4 million, an increase of $2.0 million, or 83%, from $2.4 million, primarily driven by higher revenues. Operating income was $2.7 million, an increase of $1.8 million, from operating income of $0.9 million, primarily due to higher Adjusted EBITDA.

Placement segment revenue for the three months ended April 30, 2010 was $12.2 million, an increase of $2.7 million, or 29%, from revenue of $9.5 million for the three months ended April 30, 2009. Revenue increased in each line of business. Adjusted EBITDA was $0.5 million, an increase of $0.2 million, or 65%, from $0.3 million, primarily driven by higher revenue. Operating income was $0.4 million, an increase of $0.2 million, or 66%, from operating income of $0.2 million, primarily due to higher Adjusted EBITDA.

Corporate Adjusted EBITDA increased 9% to $(2.6) million for the three months ended April 30, 2010, from $(2.8) million for the three months ended April 30, 2009, primarily due to a decrease in medical benefit and legal expenses. Operating loss increased 4% to $(3.6) million, from $(3.5) million, primarily due to higher stock-based compensation expense.

About Alloy

Alloy, Inc. (NASDAQ: “ALOY”) is one of the country’s largest providers of media and marketing programs reaching targeted consumer segments. Alloy manages a diverse array of assets and services in interactive, display, direct mail, content production and educational programming. Alloy works with over 1,500 companies, including half of the Fortune 200. For further information regarding Alloy, please visit our corporate website at www.alloymarketing.com.

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the Company’s expectations and beliefs regarding the Company’s future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “project” and “intend” and similar expressions are intended to identify such forward-looking statements. The Company’s actual results could differ materially from those projected in the forward-looking statements. Additionally, past results should not be considered to be an indication of the Company’s future performance. Factors that might cause or contribute to such differences include, among others, the Company’s ability to: increase revenues; generate high margin sponsorship and multiple revenue streams; increase visitors to its Web sites and build customer loyalty; develop its sales and marketing teams and capitalize on these efforts; develop commercial relationships with advertisers and the continued resilience in advertising spending to reach the teen market; manage the risks and challenges associated with integrating newly acquired businesses; and identify and take advantage of strategic, synergistic acquisitions and other revenue opportunities. Other relevant factors include, without limitation: its competition; seasonal sales fluctuations; the uncertain economic and political climate in the United States and throughout the rest of the world and the potential that such climate may deteriorate further; and general economic conditions. For a discussion of certain of the foregoing factors and other risk factors see the “Risk Factors That May Affect Future Results” section included in the Company’s annual report on Form 10-K for the year ended January 31, 2010 and in subsequent filings that the Company makes with the Securities and Exchange Commission. The Company does not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.

ALLOY, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Unaudited; in millions)

A. Adjusted EBITDA

The following tables set forth the Company’s Adjusted EBITDA for the three-month periods ended April 30, 2010 and 2009 respectively. The Company defines Adjusted EBITDA as net loss adjusted to exclude the following line items and amounts presented in its Statements of Operations: interest income, interest expense, income taxes, depreciation and amortization and stock-based compensation.

The Company uses Adjusted EBITDA, among other things, to evaluate the Company’s operating performance and to value prospective acquisitions. The measure is also one of several components of incentive compensation targets for certain management personnel and is among the primary measures used by management for planning and forecasting future periods. The Company believes that this measure is an important indicator of the Company’s operational strength and performance of its business, because it provides a link between profitability and operating cash flow. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, helps improve investors’ ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in the industry.

Since Adjusted EBITDA is not a measure of performance calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), it should not be considered in isolation from, nor as a substitute for, net income as an indicator of operating performance. Adjusted EBITDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs. As Adjusted EBITDA excludes certain financial information compared to net income, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions that are excluded. As required by the Securities and Exchange Commission, the Company provides below a reconciliation of net loss to Adjusted EBITDA and operating income (loss) to Adjusted EBITDA by segment.

	Three Months Ended April 30, (1)
	2010	2009
(In millions)
Net loss	$(2.1)	$(2.7)
Plus
Income taxes	0.3	0.2
Interest expense	—	—
Interest income and other	—	—

Operating loss	$(1.8)	$(2.5)
Plus
Depreciation and amortization	1.9	1.7
Stock based compensation	1.3	0.8

Adjusted EBITDA	$1.4	$—

	Three Months Ended April 30, 2010 (1)
	Operating Income (Loss)	Depreciation and Amortization	Stock-based Compensation	Adjusted EBITDA
Promotion	$(1.3)	$0.3	$0.2	$(0.8)
Media	2.7	1.4	0.3	4.4
Placement	0.4	—	—	0.4
Corporate	(3.6)	0.2	0.8	(2.6)

Total	$(1.8)	$1.9	$1.3	$1.4

(1)	Numbers may differ from Consolidated and Segment Results due to rounding.

	Three Months Ended April 30, 2009 (1)
	Operating Income (Loss)	Depreciation and Amortization	Stock-based Compensation	Adjusted EBITDA
Promotion	$(0.2)	$0.2	$0.1	$0.1
Media	0.9	1.3	0.2	2.4
Placement	0.3	—	—	0.3
Corporate	(3.5)	0.2	0.5	(2.8)

Total	$(2.5)	$1.7	$0.8	$—

(1)	Numbers may differ from Consolidated and Segment Results due to rounding.

B. Free Cash Flow

Free cash flow is defined by the Company as net cash used or provided by operating activities plus changes in operating assets and liabilities, minus capital expenditures. The Company uses free cash flow, among other measures, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective regarding the Company’s cash available to make strategic acquisitions and investments, maintain its capital assets, repurchase its common stock and fund ongoing operations. As a result, free cash flow is viewed as a significant measure of the Company’s ability to generate long-term value. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. Free cash flow per weighted average shares outstanding is defined by the Company as free cash flow divided by the weighted average shares outstanding used in the computation of net income (loss) per share.

As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation from, nor as a substitute for, net income as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of operating cash flow. Specifically, the Company adjusts operating cash flow (the most directly comparable GAAP financial measure) for capital expenditures, non-recurring expenditures and certain other non-cash items in addition to removing the impact of sources and or uses of cash resulting from changes in operating assets and liabilities. Accordingly, users of this financial information should consider the types of events and transactions which are not reflected in this financial measure. The Company provides below a reconciliation of net cash flow provided by operating activities, a GAAP measure, to free cash flow.

	Three Months Ended April 30,
	2010	2009
(In millions, except per share amounts)
Net cash used in operating activities	$(0.4)	$(2.7)
Plus (minus)
Changes in operating assets and liabilities	1.7	2.6
Capital expenditures	(0.7)	(0.9)

Free Cash Flow	$0.6	$(1.0)

Weighted average shares outstanding —Basic	11.5	12.2

Free Cash Flow per Share	$0.05	$(0.08)

ALLOY, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	April 30, 2010	January 31, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$23,610	$26,178
Accounts receivable, net of allowance for doubtful accounts of $835 and $851, respectively	28,145	30,759
Unbilled accounts receivable	9,729	5,989
Inventory	7,912	3,478
Other current assets	6,040	5,710

Total current assets	75,436	72,114
Fixed assets, net	21,700	22,119
Goodwill	55,434	55,297
Intangible assets, net	6,504	6,951
Other assets	1,671	1,657

Total assets	$160,745	$158,138

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,523	$11,036
Deferred revenue	10,720	11,050
Accrued expenses and other current liabilities	23,743	26,858

Total current liabilities	52,986	48,944
Deferred tax liability	2,804	2,668
Other long-term liabilities	3,086	3,112

Total liabilities	58,876	54,724

Stockholders’ equity:
Common stock; $.01 par value: authorized 200,000 shares; issued and outstanding: 16,858 and 16,600, respectively	171	165
Additional paid-in capital	456,228	454,896
Accumulated deficit	(323,656)	(321,546)

	132,743	133,515
Less treasury stock, at cost: 4,061 and 3,963 shares, respectively	(30,874)	(30,101)

Total stockholders’ equity	101,869	103,414

Total liabilities and stockholders’ equity	$160,745	$158,138

ALLOY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended April 30,
	2010	2009
	(Unaudited)
Revenues:
Services revenue	$43,796	$37,253
Product revenue	5,567	5,725

Total revenue	$49,363	$42,978

Cost of Goods Sold:
Costs of goods sold- services	20,548	16,876
Costs of goods sold- product	1,263	1,268

Total costs of goods sold	21,811	18,144
Expenses:
Operating	22,323	20,481
General and administrative	5,084	5,184
Depreciation and amortization**	1,974	1,738

Total expenses	29,381	27,403

Operating loss	(1,829)	(2,569)

Interest expense	(5)	(1)
Other income (expense)	(7)	11

Loss before income taxes	(1,841)	(2,559)
Income tax expense	(269)	(164)
Net loss	$(2,110)	$(2,723)

Net loss per basic share	$(0.18)	$(0.22)

**	Includes amortization of intangibles of $807 and $643 for the three month period ended April 30, 2010 and 2009, respectively.

Alloy, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Three Months Ended April 30,
	2010	2009
	(Unaudited)
Cash Flows from Operating Activities
Net loss	$(2,110)	$(2,723)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of fixed assets	1,167	1,095
Deferred tax expense	136	—
Amortization of intangible assets	807	643
Provision for losses on accounts receivable	9	22
Compensation charge for restricted stock and issuance of options	1,303	802
Changes in operating assets and liabilities:
Accounts receivable	(1,135)	4,865
Inventory and other assets	(4,778)	(6,478)
Accounts payable, accrued expenses, and other	4,182	(925)

Net cash used in operating activities	(419)	(2,699)

Cash Flows from Investing Activities
Capital expenditures	(748)	(895)
Contingent consideration payments related to prior acquisitions	(300)	—
Purchase of domain name / mailing list / marketing rights	(363)	(290)

Net cash used in investing activities	(1,411)	(1,185)

Cash Flows from Financing Activities
Issuance of common stock	35	—
Treasury stock transactions	(773)	(730)

Net cash used in financing activities	(738)	(730)

Net change in cash and cash equivalents	(2,568)	(4,614)

Cash and cash equivalents:
Beginning of period	$26,178	$32,116

End of period	$23,610	$27,502